EXHIBIT 99.2

            Pinnacle Systems to Offer Total News and Sports Solutions
              Acquired Montage Group and Digital Editing Services

MOUNTAIN VIEW, Calif. , 4/7/2000--Pinnacle Systems, Inc. (NASDAQ: PCLE), a leader in professional and consumer video solutions, today announced the acquisition of Montage Group Inc., a pioneer of networked non-linear editing, and Digital Editing Services Inc. (DES), a leader in real-time video analysis and database solutions.

As a result of these two acquisitions, Pinnacle Systems is launching an exciting broadcast and Internet news solution, Totally Networked News(TM) comprised of networked news solution, VorteXNews(TM), and a new networked sports video server and analysis solution, Omega. "We believe that networked content creation solutions in news and sports can provide exciting growth potential as broadband networks are widely deployed," said Mark Sanders, president & CEO of Pinnacle Systems, Inc. "News and sports are two of the most critical revenue drivers for broadcasters, cable operators and web content producers. Our strategic aim is to supply these important markets with compelling solutions that scale across the broadcast, cable and Internet marketplace."

"The Montage Group and DES are proud to be part of the Pinnacle Systems family, and we look forward to working together to develop the best, most comprehensive solutions for broadcasters and sports organizations across the country," said Dave Engelke, president of both the Montage Group Inc and DES.

About VorteXNews(TM)

VorteXNews gives users the ability to ingest, edit, store, broadcast and stream to the Internet live news and sports content entirely in the digital domain. It is BroadNeTTM compliant, enabling graphics and text to be easily moved across networks for seamless production. Stations can network this non-linear newsroom editing system, to digitize video feeds from tape or via satellite as it's streaming into the facility. The digitized video can be stored on a networked video server to enable immediate access to content by the entire news production team.

"As content creators and distributors make the switch from tape to digitally-based solutions, they will need comprehensive editing and graphics solutions that integrate seamlessly," said Bob Wilson, vice president for broadcast group at Pinnacle Systems, Inc. "Broadcasters and webcasters need a fast and flexible networked solution for content having time value - a `Totally Networked News Solution'. This is a major step in our continuing drive to supply innovative solutions for broadcasters and webcasters."

About Omega Sports

A fast growing segment of the video marketplace is making networked video content easily available for analysis and re-purposing. The Omega sports package from DES has been chosen by many


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leading professional and college teams for their video server and image database needs. Leading NFL teams such as the Denver Broncos, New York Jets, and Seattle Seahawks as well as some of the nations top college teams such as Stanford, UC Berkley, UCLA, Wisconsin and Florida State University have chosen the Omega system. Pinnacle Systems intends to leverage DES's market positions with its own industry leading video platform technologies and streaming solutions as sports organizations and rights holders expand the use of video at live venues as well as streaming their content to the Internet.

Details About the Acquisitions

Pinnacle Systems is acquiring all intellectual property, product and software rights, together with all other assets and liabilities of both Montage Group and DES, and will account for both transactions as a purchase. Under the terms of the two stock-for stock purchase agreements, Pinnacle Systems will issue a total of approximately 400,000 shares of Pinnacle Systems common stock in exchange for all outstanding shares of both Montage Group and DES. This equates to an approximate combined purchase price of $12 million, plus the assumption of approximately $3 million in assumed liabilities. In addition, Pinnacle Systems will pay additional "earn-out" amounts for each company based on their respective sales and profitability during the following 12 months for DES and the following 24 months for Montage Group. The DES purchase transaction closed on March 30, 2000 and the Montage purchase transaction closed on April 7, 2000.

About Pinnacle Systems, Inc.

Pinnacle Systems' broadcast, desktop, and consumer products provide video professionals and consumers cutting-edge digital video tools to create, store, distribute and view web enabled digital video easier and more affordably than ever before. Pinnacle Systems may be reached at (650) 526-1600 or on the World Wide Web at www.pinnaclesys.com.

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